As filed with the Securities and Exchange Commission on August 27, 1996.

                                          Registration No. 333-



                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  ___________

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                  ___________

                        Consolidated Natural Gas Company
             (Exact name of registrant as specified in its charter)

          Delaware                              13-0596475
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                       Identification No.)

                                   CNG Tower
                               625 Liberty Avenue
                      Pittsburgh, Pennsylvania  15222-3199
                                 (412) 227-1000
              (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive office)
                                  ___________

                               David M. Westfall
               Senior Vice President and Chief Financial Officer
                        Consolidated Natural Gas Company
      CNG Tower, 625 Liberty Avenue, Pittsburgh, Pennsylvania  15222-3199
                                 (412) 227-1000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                  ___________

        Approximate date of commencement of proposed sale to the public:

          From time to time after this Registration Statement becomes effective when warranted by various factors.
                                  ___________

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration Statement for the same offering. / /

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

- ----------------------------------------------------------------------------

                                     Proposed      Proposed
                                     Maximum       Maximum
Title of Each            Amount      Offering      Aggregate   Amount of
Class of Securities      to be       Price Per     Offering    Registration
to be Registered         Registered  Share (1)(2)  Price (1)   Fee (2)

Common Stock
  ($2.75 par value)..... 750,000     $55.125       $41,343,750  $14,256
- ---------------------------------------------------------------


(1) Estimated solely for the purposes of computing the registration fee.

(2) Pursuant to Rule 457(c), the registration fee has been calculated based on the average of the high and low sales prices reported on August 20, 1996.

                           750,000 Shares

                  CONSOLIDATED NATURAL GAS COMPANY

                            Common Stock
                          ($2.75 par value)

                  To Be Offered For The Account Of
         The Consolidated Natural Gas Company Grantor Trust

          This Prospectus may be used in connection with the distribution of up to 750,000 shares (the "Shares") of Common Stock, $2.75 par value (the "Common Stock"), of Consolidated Natural Gas Company (the "Company") proposed to be offered for sale by and for the account of the Consolidated Natural Gas Company Grantor Trust (the "Trust"), which Trust serves as a funding medium for and holds the assets of various non-qualified pension and retirement plans maintained by the Company and its subsidiaries (the "Plans"). Any sales of the Shares will be at market prices (plus customary or negotiated brokerage commissions) prevailing at the time of sale in the case of transactions on The New York Stock Exchange (the "NYSE"), on which the Common Stock is traded, and at negotiated prices related to prevailing market prices in the case of transactions off the floor of the NYSE.

          The outstanding shares of Common Stock (including the Shares) are listed on the NYSE under the symbol "CNG". On August 26, 1996, the last reported sales price of the Common Stock on The New York Stock Exchange Composite Transactions Tape was $56.625 per share.
                       _______________________

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION, NOR HAS THE SECURITIES AND
             EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR
                  ADEQUACY OF THIS PROSPECTUS.  ANY
                   REPRESENTATION TO THE CONTRARY
                       IS A CRIMINAL OFFENSE.
                       _______________________

     No dealer, salesman or other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering made hereby, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company, the Trust or the Plans. This Prospectus does not constitute an offer to sell securities in any jurisdiction to any person to whom it would be unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct at any time subsequent to the date of this Prospectus.

                   ______________________________

           The date of this Prospectus is August 27, 1996.

                     AVAILABLE INFORMATION

           The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and information with the Securities and Exchange Commission, Washington, D.C. (the "Commission"). Certain information, as of particular dates, concerning the directors and officers of the Company, their remuneration and any material interests of such persons in transactions with the Company, is disclosed in proxy statements distributed to shareholders and filed with the Commission. The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For such information, reference is made to the Registration Statement and the exhibits thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed to be qualified in its entirety by such reference.

           The Registration Statement, as well as the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and is also available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web Site (http:/www.sec.gov) that contains such reports, proxy statements and other information. Such reports, proxy statements and other information also may be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which certain of the Company's securities are listed.

        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents, which were filed by the Company with the Commission, are incorporated in this Prospectus by reference:

          (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1995;

          (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996;

          (3)  the Company's Current Report on Form 8-K dated January 23,
1996; and

          (4) the description of the Company's Common Stock as set forth in the Company's Registration Statement No. 33-48881 on Form S-3.

          All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in another subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (not including exhibits to such documents unless exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Corporate Secretary, Consolidated Natural Gas Company, CNG Tower, 625 Liberty Avenue, Pittsburgh, PA 15222-3199, Telephone No. (412) 227-1183.

                          THE COMPANY

          The Company is a Delaware corporation organized on July 21, 1942. Its principal executive offices are located at CNG Tower, 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3199, and its telephone number is
(412) 227-1000.

                        USE OF PROCEEDS

          The Trust will use the proceeds from the sale of any of the Shares to meet its obligations with respect to the Plans providing benefits to participating employees and retirees and their beneficiaries and to help ensure that it will be able to meet future obligations under the Plans. Proceeds from the sale of any of the Shares will remain in the Trust until such time as they are used to meet its obligations with respect to the Plans providing benefits to participating employees and retirees and their beneficiaries. The Company will not receive any of the proceeds from the sale of any of the Shares, except under certain circumstances in which all of the benefits to be funded by the Trust are paid or adequate provision for such payment is made in accordance with the terms of the Trust.

                           THE TRUST

          The Company may contribute up to 750,000 Shares of Common Stock to the Trust and such Shares may be offered for sale, from time to time, by and for the account of the Trust. The Trust was established pursuant to a Trust Agreement, dated June 1, 1995, by and between the Company and Mellon Bank. The Trust serves as a funding medium for and holds the assets of various non-qualified pension and retirement plans maintained by the Company and its subsidiaries (the "Plans"). As of August 26, 1996, the Trust owned no shares of Common Stock.

          The Company has filed with the Commission the Registration Statement of which this Prospectus is a part, and is paying all expenses in connection with such registration.

                     PLAN OF DISTRIBUTION

          The Shares will not be sold by the Trust pursuant to any prearranged plan of distribution; the price and manner of sale, if any, will be determined by the Trustee in accordance with written investment guidelines provided to the Trustee by the Company or by an investment committee appointed by the Board of Directors of the Company. The proceeds of any such sales will be for the benefit of the Trust and used to meet its obligations with respect to the Plans providing benefits to participating employees and retirees and their beneficiaries. Any sales will be at market prices prevailing at the time of sale in the case of transactions on the NYSE and at negotiated prices related to prevailing market prices in the case of transactions off the floor of the NYSE. The Trust, and any brokers or dealers effecting sales on its behalf, may be deemed to be "underwriters" within the meaning of the Securities Act. No payment of any underwriting commissions or discounts in connection with the sale of any of the Shares is expected other than customary brokerage commissions which will be paid by the Trust and the purchasers of the Shares. All other expenses of the offering made hereby will be borne by the Company. Neither the Company, the Trust (including the Investment Committee) nor the Plans has, to date, made any arrangement with any particular broker or dealer to sell any of the Shares.

                        LEGAL OPINIONS

          The legality of the common stock has been passed upon for the Company by Stephen E. Williams, Senior Vice President and General Counsel of the Company and of its subsidiary, Consolidated Natural Gas Service Company, Inc., ("Service Company") and Norbert F. Chandler, counsel for the Company and a General Attorney of Service Company. At August 26, 1996,
Mr. Williams owned directly and/or beneficially 32,614 shares of the Company's common stock and has been granted pursuant and subject to the terms of the Company's long-term incentive plans, restricted stock awards of 23,652 shares and options on 125,181 shares. As of the same date, Mr. Chandler directly and/or beneficially owned 3,570 shares of the Company's common stock and options on 17,666 shares under such long-term incentive plans.

                            EXPERTS

          The consolidated financial statements of Consolidated Natural Gas Company and its Subsidiaries incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

          The estimates of gas and oil reserves included in the aforesaid 1995 Annual Report are incorporated in this Prospectus by reference thereto in reliance upon the report of

Ralph E. Davis Associates, Inc., independent geologists, as experts.

_______________________________     ____________________________


         CONSOLIDATED
     NATURAL GAS COMPANY
                                           Consolidated
                                        Natural Gas Company

          CNG Tower
     625 Liberty Avenue
 Pittsburgh, PA  15222-3199

   Phone:  (412) 227-1000            ______________


      44 Wall Street                      750,000 Shares
 New York, New York  10005            Common Stock
  Phone:  (212) 509-6900




                                            PROSPECTUS

                                      Dated August 27, 1996


       _____________                      ______________

  CONTENTS FOR PROSPECTUS

                          Page
Available Information....   2
Incorporation of
  Certain Documents
  by Reference...........   3
The Company..............   4
Use of Proceeds..........   4
The Trust................   4
Plan of Distribution.....   4
Legal Opinions...........   5
Experts..................   5


______________________________     _____________________________

                            PART II

            INFORMATION NOT REQUIRED IN PROSPECTUS


     Item 14.  Other Expenses of Issuance and Distribution


          SEC registration fee ....................  $14,256
          Legal fees and expenses .................   15,000
          Accounting fees and expenses ............     --
          Blue Sky fees and expenses
            (including counsel fees) ..............    2,000
          Total ...................................  $31,256
                                                     =======

     Item 15.  Indemnification of Directors and Officers

          Article Fourteenth of the Company Certificate of Incorporation reads as follows:

          "FOURTEENTH.  To the full extent that the General Corporation
Law of the State of Delaware, as the same now exists, permits elimination or limitation of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

          To the full extent permitted by law, all directors of the Corporation shall be afforded any exemption from liability or limitation of liability permitted by any subsequent enactment, modification or amendment of the General Corporation Law of the State of Delaware.

          Any repeal or modification of either or both of the foregoing paragraphs by the stockholders of the Corporation shall not adversely affect any exemption from liability, limitation of liability, or other right of a director of the Corporation with respect to any matter occurring prior to such repeal or modification."

          The Bylaws of the Company provide as follows:

          "A. Each person who at any time is, or shall have been a director, officer, or employee of the Corporation, or serves or has served as a director, officer, employee, fiduciary or other representative of another company, partnership, joint venture, trust, association or other enterprise (including any employee benefit plan), where such service was specifically requested by the Corporation in accordance with (E) below, or the established guidelines for participation in outside positions (such service hereinafter being referred to as "Outside Service"), and is threatened to be or is made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding"), by reason of the fact that he is, or was, a director, officer, or employee of the Corporation or a director, officer, employee, fiduciary or other representative of such enterprise, shall be indemnified against expenses (including attorney's fees), judgments, fines and amounts paid in settlement ("Loss") actually and reasonably incurred by him in connection with any such Proceeding to the full extent permitted under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said Law permitted the Corporation to provide prior to such amendment). The Corporation shall indemnify any person seeking indemnity in connection with any Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) initiated by such person was authorized by the Board of Directors of the Corporation. With respect to any Loss arising from Outside Service, the Corporation shall provide such indemnification only if and to the extent that (i) such other company, partnership, joint venture, trust, association or enterprise is not legally permitted or financially able to provide such indemnification, and (ii) such Loss is not paid pursuant to any insurance policy other than any insurance policy maintained by the Corporation.

          B. The right to be indemnified pursuant to the Bylaws shall include the right to be paid by the Corporation for expenses, including attorneys' fees, incurred in defending any such Proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of such Proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director, officer, or employee, in which such director, officer or employee agrees to repay all amounts so advanced if it should be determined ultimately that such director, officer or employee is not entitled to be indemnified under applicable law.

          C. The right of any director or officer (but not employee) to be indemnified or to the reimbursement or advancement of expenses pursuant to the Bylaws (i) is a contract right based upon good and valuable consideration, pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the Corporation and the director or officer, and (ii) shall continue to exist after the rescission or restrictive modification hereof with respect to events occurring prior thereto.

          D. The right to be indemnified or to the reimbursement or advancement of expenses pursuant to the Bylaws shall in no way be exclusive of any other rights of indemnification or advancement to which any such director, officer or employee may be entitled, under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such person.

          E. Any person who is serving or has served as a director, officer, employee or fiduciary of (i) another corporation of which a majority of the shares entitled to vote in the election of its directors is held by the Corporation at the time of such service, or (ii) any employee benefit plan of the Corporation or any other such corporation, shall be deemed to be doing or have done so at the request of the Corporation."

          The Delaware General Corporation Law, Section 145, provides that a Delaware corporation has power to indemnify its officers, directors, employees and agents.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrants pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable.

          The Company purchases directors' and officers' liability insurance.

Item 16.  Exhibits
          ________

          4(A)  -   Certificate of Incorporation of Consolidated
                    Natural Gas Company (incorporated by reference to
                    Exhibit A-1 to the Application-Declaration of the Registrant on Form U-1, File No. 70-7811).

          *4(B)  -   Certificate of Amendment to the Certificate of
                    Incorporation.

          *5    -   Opinion of Counsel for Consolidated Natural Gas
                    Company as to the legality of the securities being registered.

          10    -   Trust Agreement dated June 1, 1995 between
                    Consolidated Natural Gas Company and Mellon Bank

         *23(A) -   Consent of Independent Accountants.

         *23(B) -   Consent of Independent Geologists.

         *23(C) - Consents of Stephen E. Williams and/or Norbert F. Chandler (included in opinion filed as Exhibit 5).

         *24        Power of Attorney.

__________

*  Filed herewith.

Item 17.  Undertakings
          ____________

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by
          section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offer of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Company, pursuant to the provisions described under Item 15 above, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director or officer of the Company in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the securities being registered hereby and the Securities Exchange Commission is still of the same opinion, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

                          SIGNATURES
                          __________

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filings on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on the 27th day of August, 1996.

                              CONSOLIDATED NATURAL GAS COMPANY
                                        (Registrant)


                              David M. Westfall
                              Senior Vice President and
                                   Chief Financial Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES                        TITLE              DATE

D.M. WESTFALL       Senior Vice President and     August 27, 1996
                     Chief Financial Officer
                     and Director (Principal
                     Financial Officer)

G.A. DAVIDSON, JR.    Chairman of the Board,    )
                     Chief Executive Officer    )
                     and Director (Principal    )
                     Executive Officer)         )
                                                )
S.R. McGREEVY       Vice President, Accounting  )
                     and Financial Control      )
                     (Principal Accounting      )
                     Officer)                   )
                                                )
W.S. BARRACK, JR.   Director                    )
                                                )
J.W. CONNOLLY       Director                    )
                                                )
R.J. GROVES         Director                    )
                                                )
P.E. LEGO           Director                    )
                                                ) D.M. WESTFALL
                                                )   August 27, 1996
M.A. McKENNA        Director                    )   As Attorney-in-Fact
                                                )
S.A. MINTER         Director                    )
                                                )
W.R. PEIRSON        Director                    )
                                                )
R.P. SIMMONS        Director                    )
                                                )
L. WYSE             Director                    )